Exhibit 99.1

Nextdoor Shareholder Letter

investors.nextdoor.com

Q4 2024

A Letter from Our CEO
Dear Shareholders,
Nextdoor was built on the belief that connected neighborhoods create stronger communities. With over 100 million Verified Neighbors1, our impact on these neighbors and their communities is clear, but our potential is far greater. That’s why I returned as CEO nearly one year ago: to drive the product transformation needed to create NEXT, a reimagined and significantly improved version of Nextdoor.

We ended 2024 with a strong Q4. Revenue increased 17% year-over-year, adjusted EBITDA turned positive, and we generated meaningful operating cash flow. User growth sustained as Weekly Active Users (WAU) increased 10% year-over-year to 45.9 million. Over the full-year 2024, we maintained a disciplined balance between strategic investments and cost controls, leading to 27 percentage points of full year adjusted EBITDA margin improvement.

Our people will always be our core asset. The financial and operational results we delivered last year reflect the progress of a cohesive team that has committed to a higher level of focus and embraced the challenge of transforming our company. Establishing a winning team was a key focus in 2024 and I am confident that we now have the right talent in place across the organization to drive Nextdoor forward.

Our product transformation is in full motion. In 2025, our most important priority is to create a healthy baseline for growth, which means prioritizing a new and improved user experience that delivers value to users and advertisers. It requires us to move away from incremental optimizations of our existing product and fully commit to the successful release of NEXT. While we expect this “switchover” will have business impacts, it is mandatory to secure our long-term success.

Our vision is to unlock the promise of the neighborhood. NEXT reimagines Nextdoor as a "first screen app" — a smarter, more seamless way for neighbors to become more informed, connected, and engaged. Users have asked us for more relevant local content, a cleaner, more intuitive interface, and notifications that provide real value. NEXT is purpose-built to meet these needs by offering richer local content, timely local alerts, and community-powered local recommendations — creating a useful and engaging experience that only Nextdoor can provide. The three pillars of keeping users informed, safe, and smart comprise the foundation of our high-conviction strategy for NEXT.

I would like to explain each of these in more detail.

•Richer local content to keep users informed. Better local information is our most requested user desire. Richer local content means providing all of the news and information related to what is happening locally. In the past, user-generated content has been the primary source of local updates on Nextdoor. By integrating third-party, non-neighbor publisher content alongside neighbor discussions, we are creating a compelling, reliable local news experience that delivers daily, predictable value and drives more frequent user visits and engagement.

•Timely local alerts to keep users safe. Useful and real-time weather, power, and traffic updates are essential for our users. In the past, this critical information might be hard to find or quickly outdated. NEXT will deliver alerts in a more prominent design, prioritizing real-time delivery and accuracy, and reinforcing Nextdoor as both an everyday resource and an essential lifeline during crises like the recent Los Angeles fires.

1 Verified Neighbors are individuals who have joined Nextdoor and completed the verification process for their account.

•Community-powered local recommendations to help keep users smart. Neighbor recommendations are the heart of Nextdoor and have always made up a significant portion of our posts. In the past, this knowledge lived only in the feed, making it difficult to find. NEXT will use AI and ML to centralize recommendations in a new neighborhood “hub,” where we can showcase the most valuable evergreen content contributed by users over many years. This trusted, local word-of-mouth is a key reason neighbors return to Nextdoor time and again.

We are seeing useful early signals. For the last six months, we have prototyped and tested parts of NEXT, evaluating and iterating key features and interfaces. Initial feedback gives us confidence in our strategy. Given these signals, our product development teams have materially shifted their efforts during Q1 to prioritize NEXT development work.

We have begun the switchover to NEXT. Product transformation is not a straight line, and we have always anticipated that shifting from “vision” to “execution” will introduce some uncertainty. Because NEXT enables us to far better address core user needs, we are intentionally making short-term trade-offs to prioritize long-term value.

These trade-offs may include focusing on existing users over acquiring new ones, reducing ad load to deepen engagement, or other strategic shifts that will influence usage patterns, WAU, and impressions, and affect near-term business results. However, these decisions are essential to delivering a materially better product, which is the only way to build Nextdoor into the successful business that we all envision.

That said, I’m pleased to share that we remain on track to launch NEXT as promised by mid-2025.

We are building a foundation to unlock sustainable growth. Over the past year, we’ve embraced the challenge of making bold decisions and prioritizing long-term growth. This approach requires courage and is deeply rooted in the Founder’s Mentality we’ve discussed before. Our work on NEXT will lay the groundwork for long-term business success, and as we enter 2025, we remain focused, energized, and fully committed to realizing our vision of becoming the essential neighborhood network.

Sincerely,
Nirav Tolia
Founder and CEO

Q4 2024 Performance Highlights

Revenue growth persisted. Q4 revenue of $65M grew 17% year-over-year, driven largely by more performance-optimized campaigns for self-serve advertisers. Self-serve revenue growth again outpaced our overall revenue growth in Q4.

User growth held firm. Q4 Weekly Active Users (WAU) grew 10% year-over-year to 45.9 million, on steady organic U.S. user acquisition and improved notification delivery that prompted many previously inactive users to re-engage. Session depth[2] improved as we made feed ranking and user experience improvements.

Margins and Operating Cash Flow turned positive. Q4 adjusted EBITDA was $3M (5% margin), representing 30 percentage points of year-over-year improvement, and operating cash flow[3] was $11M. Continued strong margin flow-through from increased revenue, lower personnel costs and sales and marketing leverage each contributed to our progress.

Revenue ($M)	WAU (M)

$56
$53
$63
$66
$65
4%
7%
11%
17%
17%
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
Revenue
% Y/Y Growth

41.8
43.4
45.1
45.9
45.9
5%
2%
8%
13%
10%
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
WAU
%Y/Y Growth

Net Loss ($M)[4]	Adjusted EBITDA ($M)[5]

(73%)
(53%)
(68%)
(23%)
(19%)
($41)
($28)
($43)
($15)
($12)
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
Net Loss
% Margin

5%
$3
(9%)
(2%)
($1)
($6)
(25%)
(26%)
($14)
($14)
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
Adj EBITDA
% Margin

2 Session depth reflects the number of ad impression opportunities during each user session.
3 Our capital expenditures are de minimis.
4 Net Loss margin is calculated as Net Loss divided by Revenue.
5 Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue. A reconciliation of non-GAAP metrics used in this letter to their most comparable GAAP measures is provided at the end of the letter.

Note: some figures may not tie due to rounding.

Perspectives on Q4 and 2024
Q4 2024 Perspectives
We saw steady top of funnel user growth. In Q4, Verified Neighbors grew 15% year-over-year. Nearly all new users joined through organic channels, with the fastest growth among younger users aged 18-34 — an audience whose usage habits and expectations we believe align well with our transformed NEXT user experience.
Q4 WAU was 45.9M, up 10% year-over-year, driven by strong U.S. user acquisition, engagement with logged-out users who re-engaged through notifications, and improvements in notification delivery and relevance. Session depth also improved, as we ramped a new model that leverages AI and ML tools to improve feed ranking, and user experience (UX) enhancements to improve feed readability.
Ads platform adoption drove revenue growth. Self-serve advertisers contributed meaningfully to Q4 growth, as account retention improved year-over-year and revenue growth from this channel again outpaced our overall revenue growth in Q4. Product improvements drove stronger advertiser performance, particularly through features like click optimization, which drove 47% lower cost per click (CPC) when compared to non-optimized campaigns. This feature also represented more than 40% of our self-serve revenue in Q4 as advertisers saw measurably better click-through rates (CTRs) when using the Nextdoor Ads Platform. Q4 Average Revenue Per Weekly Active User (ARPU)6 grew 7% year-over-year to $1.42, as we better monetized our growing user base.

Large advertisers spent more in Q4; we are adapting to make future buying easier. We saw year-over-year spending growth among large advertisers during Q4. Though more advertisers are using the Nextdoor Ads Platform, we have seen some large advertisers shift budget toward programmatic ad buying during Q1, slowing our quarter-to-date revenue growth. We have accelerated our programmatic roadmap and are assessing additional partnerships with demand-side platforms (DSPs) and supply-side platforms (SSPs) to better meet evolving advertiser buying preferences.

Our asset-light model enabled further leverage in Q4. Q4 Adjusted EBITDA of $3M reflects 5% margin and 30 percentage points of year-over-year improvement. We generated $11M of operating cash flow during the quarter, reinforcing our disciplined approach to resource allocation. Our Q4 adjusted EBITDA and margin improvement were enabled by (1) increasing revenue scale, (2) lower sales and marketing expenses, (3) lower personnel expenses, and (4) continued rigorous management of hosting and data-related expenses. With these efficiencies in place, we see a path to further leverage in 2025 and beyond.

6 ARPU is defined as average revenue per WAU.

Full-Year 2024 Perspectives
2024 progress was broad-based. We made progress on user metrics, revenue growth, and operating leverage over the course of the year. WAU grew 8% year-over-year and 2024 revenue grew 13%, strengthening throughout the year as improvements in content relevance, feed design and notifications drove ad impression growth, and investments in our advertising platform yielded better advertiser outcomes and revenue retention.

We also built a healthier baseline for investment. We increased efficiency in each successive quarter, reducing GAAP and non-GAAP operating expenses by 6% and 9% in 2024, and increasing adjusted EBITDA margin by 27 percentage points year-over-year. Employee productivity — measured by revenue per employee — improved by nearly 50% year-over-year, reflecting a more focused team.

We reduced our fully diluted share count by 5% in 2024. Our balance sheet remained strong at year-end, with $427M in cash and cash equivalents and marketable securities, and zero debt. Our cash balance increased by $2M in Q4, driven by our positive operating cash flow. For the full-year 2024, we repurchased 31M shares at an average share price of $2.44. We consistently drove share count down over the course of the year, reducing our fully diluted share count by 5% year-over-year. At year-end, our repurchase authorization had approximately $97M remaining.
Fully diluted share count (quarter-end, in millions)

Product and Advertiser Updates
Ad server adoption is accelerating, but there is more work to do. We expect further improvements to advertiser performance as existing advertisers ramp spending and remaining ones migrate. 100% of our U.S. self-serve revenue was being delivered via our ad server coming into Q4, and we are also continuing to migrate many of our large managed advertisers.

Our ad server unlocks 10x faster feed latency. Ads are the slowest-loading feed element, and serving them via our proprietary platform removes friction and improves loading times, yielding a faster, smoother user experience. We are excited to scale these benefits to some international advertisers later this year.

Finally, we know that improved ad serving is only one part of the advertiser value equation. We also must continually improve ease of use, particularly for large advertisers looking to buy programmatically. That is why we will continue to evaluate and expand our programmatic partnerships in 2025.

Product improvements are enhancing the advertiser experience. With our Nextdoor Ads Platform scaled, we continue to enhance advertiser capabilities by introducing features that capture high-intent audience signals, drive clicks, improve brand safety, and move further down funnel towards conversion optimization. Looking ahead, we believe NEXT will unlock additional monetization opportunities. Key Q4 product improvements driving advertiser success include the following:
•We refined our click optimization model for ad delivery in Q4, yielding further CTR and CPC improvements. As advertisers prioritize performance, we will continue refining this feature to drive higher engagement and better conversion outcomes.
•Lead generation optimization, launched in Q4, helps advertisers maximize traffic quality by targeting users most likely to engage with lead forms. These CPC lead gen campaigns performed far better than CPM lead gen campaigns, driving a 115% CTR increase and 50% CPC decrease.
•Though still early, Conversion API (CAPI) adoption is a key early signal of advertiser stickiness, and a feature with potential to scale over time and drive performance-focused spending. Advertisers leveraging CAPI tend to spend more, churn less, and remain consistently active. In Q4, CAPI adopter count increased by ~3x compared to Q3, signaling early advertiser traction.
We are using Artificial intelligence (AI) and machine learning (ML) in multiple ways. With our proprietary data and broad consumer reach, AI and ML are becoming increasingly integral to our platform, driving deeper engagement, improving content relevance, and delivering better results for users and advertisers. Current AI and ML applications include:
•Improving advertiser performance. With much of our business running on our Nextdoor Ads Platform, we can better utilize our first-party data and the high-quality signals they provide about our users — names, addresses, interests, and needs — to improve advertiser performance. AI and ML driven optimizations have led to nearly 3x increase in click-through rates, and a nearly 80% improvement in cost-per-lead when compared to standard campaigns.
•Simplifying ad creation. The Nextdoor Ads Platform uses AI-powered tools to help advertisers create more engaging ads. These tools assist in generating compelling, personalized ad copy and selecting optimized images, reducing effort and improving ad effectiveness and performance.
•Simplifying content creation. AI and ML-powered tools have made it easier to create listings on our For Sale & Free marketplace. The listing tool generates item descriptions and suggests pricing using uploaded photos, making it faster and easier to post clear and compelling listings. This simplified flow has increased engagement with listings on the For Sale & Free marketplace.
Simply put, we expect that AI and ML will touch almost everything we do over time — unlocking multiple opportunities to drive deeper engagement and more efficient ad delivery and monetization.

Final Reflections

In 2024, we showed that a disciplined balance between strategic investment and cost controls can drive sustained productivity gains, and position us to more ambitiously pursue NEXT development work today. Our three most important areas of progress in 2024 were:
•We drove continued user growth and shifted our focus toward NEXT. We are also beginning to attract new audiences, particularly younger ones, whose habits and expectations align well with our evolving platform.
•We improved our revenue trajectory. Our Nextdoor Ads Platform drove performance gains and unlocked new advertiser demand, leading to improving revenue growth as the year progressed.
•We sharpened our resource allocation, leading to sustained productivity improvements and enabling us to deliver positive adjusted EBITDA and operating cash flow in Q4. We ended the year with a strong cash position, and significant capital flexibility.
We made solid progress in 2024, and expect many of the drivers of our improvement last year – including organic user acquisition and ads platform-driven growth – will persist into this year. Those improvements give us confidence to more ambitiously pursue NEXT, and to embrace the near-term business impacts that entails.

Financial Outlook
We started the year on solid footing, but we are also embracing changes that will affect our guidance.
First, our revenue outlook reflects initial reductions in ad impression supply tied to our NEXT initiative roll out. This reflects shifting usage patterns and expected reductions in ad load as we redefine the user experience.

Second, we have observed reduced spending among certain large advertisers as we’ve progressed through the quarter, partly tied to large advertisers shifting budgets toward programmatic ad buying.

Guidance
•We expect Q1 revenue of approximately $53M. We also expect year-over-year revenue growth in the first half of 2025 will be approximately flat.
•We expect Q1 adjusted EBITDA loss of approximately ($13M).
•We remain on track to deliver NEXT by mid-year 2025.

Q4 2024 Conference Call and Webcast
We will host a Q&A webcast at 2:00 pm PT/5:00 pm ET today, February 27, 2025, to discuss these results and outlook. An audio webcast archive will be available following the live webcast for approximately one year on Nextdoor’s Investor Relations website at www.investors.nextdoor.com. Thank you for your support in building stronger neighborhoods across the globe and for being active users in your neighborhood. We look forward to your questions and comments this afternoon.
We use our Investor Relations website (investors.nextdoor.com), our X handle (x.com/Nextdoor), our LinkedIn Home Page (linkedin.com/company/nextdoor-com), and Nirav Tolia’s LinkedIn posts (https://www.linkedin.com/in/niravtolia/) and X posts (https://x.com/niravtolia) as a means of disseminating or providing notification of, among other things, news or announcements regarding our business or financial performance, investor events, press releases, and earnings releases, and as a means of disclosing material nonpublic information and for complying with our disclosure obligations under Regulation FD.

The content of our websites and information that we may post on or provide to online and social media channels, including those mentioned above, and information that can be accessed through our websites or these online and social media channels are not incorporated by reference into this shareholder letter or in any report or document we file with the SEC, and any references to our websites or these online and social media channels are intended to be inactive textual references only.

Safe Harbor Statement
This shareholder letter includes forward-looking statements, which are statements other than statements of historical facts and statements in the future tense. These statements include, but are not limited to, statements regarding our future performance and our market opportunity, including expected financial results for the first quarter of 2025 and the first half of 2025, trends and expectations regarding our business and operating results, including the implementation and potential impact of our NEXT initiative, our expectations on Verified Neighbor growth, our business strategy and plans, and our objectives and future operations, including our expansion into new markets.

Forward-looking statements are based upon various estimates and assumptions, as well as information known to us as of the date of this shareholder letter, and are subject to risks and uncertainties. Accordingly, actual results could differ materially due to a variety of factors, including: our ability to scale our business and monetization efforts; our ability to expand business operations abroad; our limited operating history; risks associated with managing our growth; our ability to achieve and maintain profitability in the future; the effects of the highly competitive market in which we operate; the impact of macroeconomic conditions on our business; our ability to attract new and retain existing customers and users, or renew and expand our relationships with them; our ability to anticipate and satisfy customer preferences; market acceptance of our platform; our ability to successfully develop and timely introduce new products and services; risks associated with the use of AI and ML-driven features in our platform; our ability to achieve our objectives of strategic and operational initiatives; cybersecurity risks to our various systems and software; the impact of privacy and data security laws and other applicable laws and regulations; and other general market, political, economic, and business conditions.

Additional risks and uncertainties that could affect our financial results and business are more fully described in our Annual Report on Form 10-K for the period ended December 31, 2024, which is expected to be filed on or about February 27, 2025, and our other SEC filings, which are available on the Investor Relations page of our website at investors.nextdoor.com and on the SEC’s website at www.sec.gov.
All forward-looking statements contained herein are based on information available to us as of the date hereof and you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law. Undue reliance should not be placed on the forward-looking statements in this shareholder letter.

A Note on Guidance
We have not reconciled our adjusted EBITDA and adjusted EBITDA margin outlook to GAAP net loss or GAAP net loss margin because certain items that impact GAAP net loss and GAAP net loss margin are uncertain or out of our control and cannot be reasonably predicted. In particular, stock-based compensation expense is impacted by the future fair market value of our common stock and other factors, all of which are difficult to predict, subject to frequent change, or not within our control. The actual amount of these expenses during 2025 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of adjusted EBITDA outlook to net loss and adjusted EBITDA margin to GAAP net loss margin is not available without unreasonable efforts.

Consolidated Balance Sheets
in thousands, except per share data (unaudited)

	As of December 31,
	2024	2023

Assets
Current assets:
Cash and cash equivalents	$45,550	$60,233
Marketable securities	381,429	470,868
Accounts receivable, net of allowance of $380 and $385 as of December 31, 2024 and 2023, respectively	31,173	26,233
Prepaid expenses and other current assets	8,540	9,606
Total current assets	466,692	566,940
Restricted cash, non-current	11,171	11,171
Property and equipment, net	2,748	8,082
Operating lease right-of-use assets	14,447	56,968
Intangible assets, net	257	1,301
Goodwill	1,211	1,211
Other assets	17,427	8,891
Total assets	$513,953	$654,564

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$249	$1,895
Operating lease liabilities, current	8,495	6,208
Accrued expenses and other current liabilities	19,200	27,308
Total current liabilities	27,944	35,411
Operating lease liabilities, non-current	32,251	60,378
Other liabilities, non-current	270	218
Total liabilities	60,465	96,007

Stockholders' equity:
Preferred stock, $0.0001 par value; 50,000 shares authorized; no shares issued or outstanding as of December 31, 2024 and 2023	—	—
Class A Common stock, $0.0001 par value; 2,500,000 shares authorized; 224,488 and 186,415 shares issued and outstanding as of December 31, 2024 and 2023, respectively	22	19
Class B Common stock, $0.0001 par value; 500,000 shares authorized; 158,134 and 201,960 shares issued and outstanding as of December 31, 2024 and 2023, respectively	16	20
Additional paid-in capital	1,316,616	1,323,595
Accumulated other comprehensive income	917	943
Accumulated deficit	(864,083)	(766,020)
Total stockholders' equity	453,488	558,557

Total liabilities and stockholders' equity	$513,953	$654,564

Consolidated Statements of Operations
in thousands, except per share data (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Revenue	$65,228	$55,557	$247,276	$218,309
Costs and expenses:
Cost of revenue	10,463	10,539	41,850	41,613
Research and development	33,621	40,250	127,939	149,998
Sales and marketing	20,509	31,766	106,977	122,925
General and administrative	17,732	20,656	92,149	76,057
Total costs and expenses	82,325	103,211	368,915	390,593
Loss from operations	(17,097)	(47,654)	(121,639)	(172,284)
Interest income	5,322	7,145	24,381	25,780
Other income (expense), net	(325)	21	(99)	(505)
Loss before income taxes	(12,100)	(40,488)	(97,357)	(147,009)
Provision for income taxes	23	42	706	756
Net loss	$(12,123)	$(40,530)	$(98,063)	$(147,765)

Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.03)	$(0.10)	$(0.25)	$(0.39)
Weighted average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	381,817	386,438	385,113	379,254

Consolidated Statements of Cash Flows
in thousands (unaudited)

	Year Ended December 31
	2024	2023

Cash flows from operating activities:
Net loss	$(98,063)	$(147,765)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,898	5,769
Stock-based compensation	74,055	83,025
Non-cash impairment charges related to lease abandonment	22,760	—
Accretion of investments	(5,458)	(8,607)
Other	622	(301)
Changes in operating assets and liabilities:
Accounts receivable, net	(5,149)	3,491
Prepaid expenses and other assets	30	3,399
Operating lease right-of-use assets	3,729	4,694
Accounts payable	(1,646)	(2,640)
Operating lease liabilities	(6,925)	(5,676)
Accrued expenses and other liabilities	(8,055)	5,338
Net cash used in operating activities	(20,202)	(59,273)
Cash flows from investing activities:
Purchases of property and equipment	(404)	(267)
Purchases of marketable securities	(289,794)	(590,610)
Sales of marketable securities	185,604	155,418
Maturities of marketable securities	198,520	504,449
Loan to Opportunity Finance Network	(7,500)	(2,500)
Net cash provided by investing activities	86,426	66,490
Cash flows from financing activities:
Proceeds from exercise of stock options, net of repurchases	13,336	7,181
Proceeds from issuance of common stock under employee stock purchase plan	1,075	2,008
Tax withholdings from stock-based awards	(19,916)	(273)
Repurchase of common stock	(75,530)	—
Net cash provided by (used in) financing activities	(81,035)	8,916
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	128	35
Net increase (decrease) in cash, cash equivalents, and restricted cash	(14,683)	16,168
Cash, cash equivalents, and restricted cash at beginning of period	71,404	55,236
Cash, cash equivalents, and restricted cash at end of period	56,721	71,404

Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we present non-GAAP cost of revenue, non-GAAP research and development, non-GAAP sales and marketing, non-GAAP general and administrative, non-GAAP total operating expenses, adjusted EBITDA and adjusted EBITDA margin in this shareholder letter. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP.
We use these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. These measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company's operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest income, provision for income taxes, and, if applicable, restructuring charges and acquisition-related costs.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and our non-GAAP measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (c) tax payments that may represent a reduction in cash available to us. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures. A reconciliation of these non-GAAP measures has been provided below:

Non-GAAP Financial Measures
in thousands (unaudited)

	Three Months Ended December 31		Year Ended December 31
	2024	2023	2024	2023

Net loss	$(12,123)	$(40,530)	$(98,063)	$(147,765)
% Margin	(19%)	(73%)	(40%)	(68%)
Depreciation and amortization	$591	$1,413	$3,898	$5,769
Stock-based compensation	19,874	22,290	74,055	83,025
Interest income	(5,322)	(7,145)	(24,381)	(25,780)
Provision for income taxes	23	42	706	756
Restructuring charges	—	9,888	25,578	9,888
Adjusted EBITDA	$3,043	$(14,042)	$(18,207)	$(74,107)
% Margin	5%	(25%)	(7%)	(34%)
Cost of Revenue Reconciliation:
Cost of Revenue, GAAP	$10,463	$10,539	$41,850	$41,613
Stock-based compensation	(772)	(889)	(2,736)	(3,201)
Cost of Revenue, Non-GAAP	$9,691	$9,650	$39,114	$38,412
% of revenue, GAAP	16%	19%	17%	19%
% of revenue, Non-GAAP	15%	17%	16%	18%
Research and Development Reconciliation:
Research and Development, GAAP	$33,621	$40,250	$127,939	$149,998
Stock-based compensation	(10,820)	(11,815)	(39,037)	(43,619)
Depreciation and amortization	(274)	(475)	(1,376)	(1,961)
Restructuring charges	—	(5,141)	(250)	(5,141)
Research and Development, Non-GAAP	$22,527	$22,819	$87,276	$99,277
% of revenue, GAAP	52%	72%	52%	69%
% of revenue, Non-GAAP	35%	41%	35%	45%
Sales and Marketing Reconciliation:
Sales and Marketing, GAAP	$20,509	$31,766	$106,977	$122,925
Stock-based compensation	(2,527)	(3,408)	(9,671)	(12,548)
Depreciation and amortization	(221)	(767)	(1,988)	(3,110)
Restructuring charges	—	(2,984)	(1,956)	(2,984)
Sales and Marketing, Non-GAAP	$17,761	$24,607	$93,362	$104,283
% of revenue, GAAP	31%	57%	43%	56%
% of revenue, Non-GAAP	27%	44%	38%	48%
General and Administrative Reconciliation:
General and Administrative, GAAP	$17,732	$20,656	$92,149	$76,057
Stock-based compensation	(5,755)	(6,178)	(22,611)	(23,657)
Depreciation and amortization	(96)	(171)	(534)	(698)
Restructuring charges	—	(1,763)	(23,372)	(1,763)
General and Administrative, Non-GAAP	$11,881	$12,544	$45,632	$49,939
% of revenue, GAAP	27%	37%	37%	35%
% of revenue, Non-GAAP	18%	23%	18%	23%
Total Operating Expenses Reconciliation:
Operating Expenses, GAAP	$82,325	$103,211	$368,915	$390,593
Stock-based compensation	(19,874)	(22,290)	(74,055)	(83,025)
Depreciation and amortization	(591)	(1,413)	(3,898)	(5,769)
Restructuring charges	—	(9,888)	(25,578)	(9,888)
Total Operating Expenses, Non-GAAP	$61,860	$69,620	$265,384	$291,911
% of revenue, GAAP	126%	186%	149%	179%
% of revenue, Non-GAAP	95%	125%	107%	134%